As filed with the Securities and Exchange Commission
on April 6, 2022

Securities Act File No. 33-58125
Investment Company Act File No. 811-07261

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒

Pre-Effective Amendment No.	☐

Post-Effective Amendment No. 58	☒

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT of 1940	☒

Amendment No. 59	☒

(Check appropriate box or boxes)

Credit Suisse Trust

(Exact name of registrant as specified in charter)

Eleven Madison Avenue, New York, New York	10010
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (212) 325-2000

Karen Regan

Credit Suisse Trust

Eleven Madison Avenue

New York, New York 10010

(Name and Address of Agent for Service)

Copy to:

Barry P. Barbash, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (j)(3) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to include Exhibit (j)(3) to Item 28 to this Registration Statement on Form N-1A. Part A and Part B of Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A was filed on April 15, 2021 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and is incorporated by reference herein.

PART C
OTHER INFORMATION

Item 28.	Exhibits

Exhibit No.	Description of Exhibit
a(1)	Declaration of Trust dated March 15, 1995 (incorporated by reference to Exhibit 1 to Registrant’s Registration Statement on Form N-1A, filed on March 17, 1995).

(2)	Amendment to Declaration of Trust dated March 31, 1995 (incorporated by reference to Exhibit 1(b) to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A, filed on June 14, 1995).

(3)	Amendment to Declaration of Trust dated March 8, 2000 (incorporated by reference to Exhibit a(3) to Post-Effective Amendment No. 13 to Registrant’s Registration Statement on Form N-1A, filed on April 26, 2000).

(4)	Amendment to Declaration of Trust dated March 8, 2000 (incorporated by reference to Exhibit a(4) to Post-Effective Amendment No. 13 to Registrant’s Registration Statement on Form N-1A, filed on April 26, 2000).

(5)	Amendment to Declaration of Trust dated April 3, 2001 (incorporated by reference to Exhibit a(5) to Post-Effective Amendment No. 15 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2001).

(6)	Designation of Series relating to addition of the Global Post-Venture Capital Portfolio and the Emerging Markets Portfolio dated April 16, 1996 (incorporated by reference to Exhibit 1(c) to Post-Effective Amendment No. 2 to Registrant’s Registration Statement on Form N-1A, filed on April 18, 1996).

(7)	Designation of Series relating to addition of Large Cap Value Portfolio dated July 31, 1997 (incorporated by reference to Exhibit 1(d) to Post-Effective Amendment No. 4 to Registrant’s Registration Statement on Form N-1A, filed on August 11, 1997).

(8)	Designation of Series relating to addition of Emerging Growth Portfolio dated November 24, 1998 (incorporated by reference to Exhibit 1(e) to Post-Effective Amendment No. 10 to Registrant’s Registration Statement on Form N-1A, filed on April 16, 1999).

(9)	Designation of Series relating to addition of the Blue Chip Portfolio and the Small Cap Value Portfolio dated June 25, 2001 (incorporated by reference to Exhibit a(10) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on June 29, 2001).

(10)	Certificate of Amendment dated November 7, 2001 (incorporated by reference to Exhibit a(11) to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on April 5, 2002).

(11)	Certificate and Instrument of Amendment to the Agreement and Declaration of Trust dated June 17, 2002 (incorporated by reference to Exhibit a(12) to Post-Effective Amendment No. 19 to Registrant’s Registration Statement on Form N-1A, filed on March 31, 2003).

(12)	Certificate of Amendment dated June 18, 2003 (incorporated by reference to Exhibit a(12) to Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A, filed on March 31, 2004).

(13)	Certificate of Termination dated March 11, 2004 (incorporated by reference to Exhibit a(13) to Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A, filed on March 31, 2004).

(14)	Certificate of Amendment dated May 3, 2004 (incorporated by reference to Exhibit a(14) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2006).

(15)	Certificate of Amendment dated February 3, 2005 (incorporated by reference to Exhibit a(14) to Post-Effective Amendment No. 21 to Registrant’s Registration Statement on Form N-1A, filed on February 25, 2005).

(16)	Certificate of Amendment dated February 17, 2005 (incorporated by reference to Exhibit a(15) to Post-Effective Amendment No. 21 to Registrant’s Registration Statement on Form N-1A, filed on February 25, 2005).

Exhibit No.	Description of Exhibit
(17)	Certificate of Termination of High Yield Portfolio and Strategic Small Cap Portfolio dated March 1, 2005 (incorporated by reference to Exhibit a(16) to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, filed on April 29, 2005).

(18)	Designation of Series relating to addition of Commodity Return Strategy Portfolio dated August 22, 2005 (incorporated by reference to Exhibit a(17) to Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A, filed on August 24, 2005).

(19)	Certificate of Amendment dated November 17, 2006 (incorporated by reference to Exhibit 1(m) to Registrant’s Registration Statement on Form N-14 (Securities Act File No. 333-140901), filed on February 27, 2007).

(20)	Certificate of Termination of Small Cap Core II Portfolio of Credit Suisse Trust dated May 16, 2007 (incorporated by reference to Exhibit a(19) to Post-Effective Amendment No. 28 to Registrant’s Registration Statement on Form N-1A, filed on April 16, 2008).

(21)	Certificate of Amendment dated February 26, 2009 (incorporated by reference to Exhibit a(21) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(22)	Certificate of Termination of U.S. Equity Flex II Portfolio, U.S. Equity Flex III Portfolio and U.S. Equity Flex IV Portfolio dated October 6, 2009 (incorporated by reference to Exhibit a(22) to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2010).

(23)	Certificate of Termination of International Equity Flex I Portfolio and International Equity Flex II Portfolio dated December 14, 2009 (incorporated by reference to Exhibit a(23) to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A, filed on February 24, 2010).

(24)	Certificate of Amendment of U.S. Equity Flex I Portfolio and International Equity Flex III Portfolio of Credit Suisse Trust dated October 25, 2011 (incorporated by reference to Exhibit a(22) to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement on Form N-1A, filed on April 18, 2012).

(25)	Certificate of Amendment dated December 30, 2019 (incorporated by reference to Exhibit a(25) to Post-Effective Amendment No. 52 to the Registrant’s Registration Statement on Form N-1A, filed on January 3, 2020).

(26)	Certificate of Designation of Classes of Shares for Commodity Return Strategy Portfolio dated December 30, 2019 (incorporated by reference to Exhibit a(26) to Post-Effective Amendment No. 52 to the Registrant’s Registration Statement on Form N-1A, filed on January 3, 2020).

b(1)	By-Laws as adopted March 15, 1995 (incorporated by reference Exhibit 2 to Registrant’s Registration Statement on Form N-1A, filed on March 17, 1995).

(2)	Amendment to By-Laws dated February 6, 1998 (incorporated by reference; material provisions of this exhibit are substantially similar to those of the corresponding exhibit to Exhibit 2(b) to Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Credit Suisse Capital Appreciation Fund, filed on February 23, 1998 (Securities Act File No. 33-12344)).

(3)	Amended By-Laws dated February 5, 2001 (incorporated by reference to Exhibit b(3) to Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of Credit Suisse Fixed Income Fund, filed on February 27, 2001 (Securities Act File No. 33-12343)).

(4)	Amendment to By-Laws dated April 3, 2001 (incorporated by reference to Exhibit b(4) to Post-Effective Amendment No. 15 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2001).

(5)	Amendment to By-Laws dated December 12, 2001 (incorporated by reference to Exhibit b(5) to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, filed on April 5, 2002).

(6)	Amended and Restated By-Laws as amended February 12, 2002 (incorporated by reference to Exhibit b(6) to Post-Effective Amendment No. 19 to Registrant’s Registration Statement on Form N-1A, filed on March 31, 2003).

Exhibit No.	Description of Exhibit
c	Form of Share Certificate (incorporated by reference to Exhibit 4 to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement on Form N-1A, filed on June 14, 1995).

d(1)	Amended and Restated Investment Management Agreement with Credit Suisse Asset Management, LLC (“CSAM”) dated November 15, 2016 (incorporated by reference to Exhibit d(1) to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement on Form N-1A, filed on April 13, 2017).

(2)	Expense Limitation Agreement for the Commodity Return Strategy Portfolio, (incorporated by reference to Exhibit d(2) to Post-Effective Amendment No. 57 to the Registrant’s Registration Statement on Form N-1A, file on April 15, 2021).

e(1)	Distribution Agreement with Credit Suisse Securities (USA) LLC (“CSSU”) dated April 30, 2012 (incorporated by reference to Exhibit e to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(2)	Amendment to Distribution Agreement with CSSU dated September 28, 2012 (incorporated by reference to Exhibit e(2) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 28, 2013 (Securities Act File No. 33-92982)).

(3)	Amendment to Distribution Agreement with CSSU dated December 26, 2013 (incorporated by reference to Exhibit e(3) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on January 14, 2014 (Securities Act File No. 33-92982)).

(4)	Amendment to Distribution Agreement with CSSU dated March 28, 2014 (incorporated by reference to Exhibit e(4) to the Post-Effective Amendment No. 40 to the Registrant’s Registration Statement on Form N-1A filed on April 14, 2014).

(5)	Amendment to Distribution Agreement with CSSU dated February 24, 2015 (incorporated by reference to Exhibit e(5) to Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 27, 2015 (Securities Act File No. 33-92982)).

f	Not applicable.

g(l)	Custodian Agreement with State Street Bank and Trust Company (“State Street”), dated October 20, 2000 (incorporated by reference to Exhibit g(1) to Post-Effective Amendment No. 14 to Registrant’s Registration Statement on Form N-1A, filed on November 22, 2000).

(2)	Amendment to Custodian Agreement with State Street dated April 26, 2001 (incorporated by reference to Exhibit g(2) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on June 29, 2001).

(3)	Amendment to Custodian Agreement with State Street dated May 16, 2001 (incorporated by reference to Exhibit g(3) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on June 29, 2001).

(4)	Amended Exhibit I to Custodian Agreement with State Street dated May 16, 2001 (incorporated by reference to Exhibit g(4) to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, filed on June 29, 2001).

(5)	Amendment to Custodian Agreement with State Street dated November 16, 2005 (incorporated by reference to Exhibit g(8) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2006).

(6)	Custody Fee Schedule dated February 28, 2007 (incorporated by reference to Exhibit g(6) to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A, filed on April 26, 2007).

(7)	Amendment to Custodian Agreement with State Street dated November 1, 2011 (incorporated by reference to Exhibit g(6) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

Exhibit No.	Description of Exhibit
(8)	Amendment to Custodian Agreement with State Street effective March 30, 2012 (incorporated by reference to Exhibit g(6) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(9)	Amendment to Custodian Agreement with State Street effective September 28, 2012 (incorporated by reference to Exhibit g(7) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 28, 2013 (Securities Act File No. 33-92982)).

(10)	Amendment to Custodian Agreement with State Street effective November 27, 2013 (incorporated by reference to Exhibit g(8) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on January 14, 2014 (Securities Act File No. 33-92982)).

(11)	Amendment to Custodian Agreement with State Street effective March 30, 2014 (incorporated by reference to Exhibit g(9) to Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on March 28, 2014 (Securities Act File No. 33-92982)).

(12)	Amendment to Custodian Agreement with State Street effective February 27, 2015 (incorporated by reference to Exhibit g(12) to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement on Form N-1A, filed on April 16, 2015).

h(1)	Co-Administration Agreement with State Street dated March 18, 2002 (incorporated by reference to Exhibit h(3) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Credit Suisse Strategic Small Cap Fund, Inc. filed on May 3, 2002 (Securities Act File No. 333-64554)).

(2)	Amendment No. 1 Co-Administration Agreement with State Street dated January 1, 2007 (incorporated by reference to Exhibit 13(c) to the Registrant Registrant’s Registration Statement on Form N-14 (Securities Act File No 333-140901) filed on February 27, 2007).

(3)	Amendment No. 2 to Co-Administration Agreement with State Street dated November 1, 2011 (incorporated by reference to Exhibit h(7) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(4)	Amendment No. 3 to Co-Administration Agreement with State Street dated March 19, 2014 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement on Form N-1A, filed on April 14, 2014).

(5)	Amendment to Co-Administration Agreement with State Street effective March 27, 2012 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(6)	Amendment to Co-Administration Agreement with State Street effective September 28, 2012 (incorporated by reference to Exhibit h(10) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 28, 2013 (Securities Act File No. 33-92982)).

(7)	Amendment to Co-Administration Agreement with State Street effective December 20, 2013 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on January 14, 2014 (Securities Act File No. 33-92982)).

(8)	Amendment to Co-Administration Agreement with State Street effective March 28, 2014 (incorporated by reference to Exhibit h(12) to Post-Effective Amendment No. 40 to the Registrant’s Registration Statement on Form N-1A, filed on April 14, 2014).

(9)	Amendment to Co-Administration Agreement with State Street effective February 27, 2015 (incorporated by reference to Exhibit h(14) to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement on Form N-1A, filed on April 16, 2015).

Exhibit No.	Description of Exhibit
(10)	Amendment to Co-Administration Agreement with State Street effective June 1, 2018 (incorporated by reference to Exhibit h(10) Post-Effective Amendment No. 50 to the Registrant’s Registration Statement on Form N-1A, filed on April 16, 2019).

(11)	Form of Participation Agreement (incorporated by reference to Exhibit h(4) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(12)	Transfer Agency and Service Agreement with Boston Financial Data Services, Inc. (“BFDS”), dated October 1, 2007 (incorporated by reference to Exhibit h(1) to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of Credit Suisse Commodity Return Strategy Fund filed on December 21, 2007 (Securities Act File No. 333-116212)).

(13)	Amendment to Transfer Agency and Services Agreement with BFDS dated October 1, 2010 (incorporated by reference to Exhibit h(10) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

(14)	Amendment to Transfer Agency and Services Agreement with BFDS dated February 10, 2011 (incorporated by reference to Exhibit h(11) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

(15)	Amendment to Transfer Agency and Services Agreement with BFDS dated August 17, 2011 (incorporated by reference to Exhibit h(12) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

(16)	Amendment to Transfer Agency and Services Agreement with BFDS dated November 1, 2011 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

(17)	Amendment to Transfer Agency and Services Agreement with BFDS dated March 28, 2012 (incorporated by reference to Exhibit h(11) to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement on Form N-1A, filed on April 18, 2012).

(18)	Amendment to Transfer Agency and Services Amendment with BFDS dated September 27, 2012 (incorporated by reference to Exhibit h(17) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 28, 2013 (Securities Act File No. 33-92982)).

(19)	Amendment to Transfer Agency and Services Amendment with BFDS dated January 6, 2014 (incorporated by reference to Exhibit h(22) to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on January 14, 2014 (Securities Act File No. 33-92982)).

(20)	Amendment to Transfer Agency and Services Amendment with BFDS dated March 28, 2014 (incorporated by reference to Exhibit h(23) to Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on November 19, 2014 (Securities Act File No. 33-92982)).

(21)	Amendment to Transfer Agency and Services Amendment with BFDS dated February 28, 2015 (incorporated by reference to Exhibit h(25) to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement on Form N-1A, filed on April 16, 2015).

(22)	Amendment to Transfer Agency and Services Amendment with BFDS dated March 2, 2015 (incorporated by reference to Exhibit h(26) to Post-Effective Amendment No. 42 to the Registrant’s Registration Statement on Form N-1A, filed on April 16, 2015).

(23)	Combined U.S. Accounting, Administration Fee Schedule Revised June 1, 2009 (incorporated by reference to Exhibit h(17) to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Credit Suisse Capital Funds filed on December 23, 2009 (Securities Act File No. 33-03706)).

(24)	Securities Lending Authorization Agreement with State Street Bank and Trust Company dated March 17, 2004 (incorporated by reference to Exhibit h(7) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

Exhibit No.	Description of Exhibit
(25)	First Amendment to Securities Lending Authorization Agreement dated December 17, 2004 (incorporated by reference to Exhibit h(8) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(26)	Second Amendment to Securities Lending Authorization Agreement dated May 17, 2006 (incorporated by reference to Exhibit h(9) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(27)	Third Amendment to Securities Lending Authorization Agreement dated September 15, 2006 (incorporated by reference to Exhibit h(10) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(28)	Fourth Amendment to Securities Lending Authorization Agreement dated July 16, 2007 (incorporated by reference to Exhibit h(11) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(29)	Fifth Amendment to Securities Lending Authorization Agreement dated August 27, 2007 (incorporated by reference to Exhibit h(12) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(30)	Sixth Amendment to Securities Lending Authorization Agreement dated December 1, 2007 (incorporated by reference to Exhibit h(13) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(31)	Seventh Amendment to the Securities Lending Authorization Agreement dated April 17, 2009 (incorporated by reference to Exhibit h(14) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(32)	Eighth Amendment to the Securities Lending Authorization Agreement dated May 21, 2009 (incorporated by reference to Exhibit h(23) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

(33)	Ninth Amendment to the Securities Lending Authorization Agreement dated November 1, 2011 (incorporated by reference to Exhibit h(24) to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds filed on February 28, 2012 (Securities Act File No. 33-92982)).

(34)	Tenth Amendment to the Securities Lending Authorization Agreement dated March 6, 2012 (incorporated by reference to Exhibit h(23) to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement on Form N-1A, filed on April 18, 2012).

(35)	Eleventh Amendment to the Securities Lending Authorization Agreement dated October 4, 2012 (incorporated by reference to Exhibit h(29) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 28, 2013 (Securities Act File No. 33-92982)).

(36)	Securities Lending and Services Agreement with State Street Bank and Trust Company dated April 17, 2009 (incorporated by reference to Exhibit h(15) to Post-Effective Amendment No. 30 to Registrant’s Registration Statement on Form N-1A, filed on April 28, 2009).

(37)	Committed Line of Credit Agreement with State Street Bank and Trust Company dated June 10, 2009 (incorporated by reference to Exhibit h(29) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(38)	First Amendment to Committed Line of Credit Agreement dated June 30, 2009 (incorporated by reference to Exhibit h(30) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(39)	Second Amendment to Committed Line of Credit Agreement dated July 17, 2009 (incorporated by reference to Exhibit h(31) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

Exhibit No.	Description of Exhibit
(40)	Third Amendment to Committed Line of Credit Agreement dated June 9, 2010 (incorporated by reference to Exhibit h(32) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(41)	Fourth Amendment to Committed Line of Credit Agreement dated June 8, 2011 (incorporated by reference to Exhibit h(33) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(42)	Fifth Amendment to Committed Line of Credit Agreement dated March 30, 2012 (incorporated by reference to Exhibit h(34) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(43)	Sixth Amendment to Committed Line of Credit Agreement dated June 6, 2012 (incorporated by reference to Exhibit h(35) to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on July 5, 2012 (Securities Act File No. 33-92982)).

(44)	Seventh Amendment to Committed Line of Credit Agreement dated October 19, 2012 (incorporated by reference to Exhibit h(40) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 28, 2013 (Securities Act File No. 33-92982)).

(45)	Eighth Amendment to Committed Line of Credit Agreement dated June 5, 2013 (incorporated by reference to Exhibit h(44) to Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on October 11, 2013 (Securities Act File No. 33-92982)).

(46)	Ninth Amendment to Committed Line of Credit Agreement dated June 4, 2014 (incorporated by reference to Exhibit h(48) to Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on November 19, 2014 (Securities Act File No. 33-92982)).

(47)	Tenth Amendment to Committed Line of Credit Agreement dated June 3, 2015 (incorporated by reference to Exhibit h(50) to Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on December 28, 2015 (Securities Act File No. 33-92982)).

(48)	Eleventh Amendment to Committed Line of Credit Agreement dated March 11, 2016 (incorporated by reference to Exhibit h(52) to Post-Effective Amendment No. 44 to the Registrant’s Registration Statement on Form N-1A, filed on April 15, 2016).

(49)	Twelfth Amendment to Committed Line of Credit Agreement dated March 10, 2017 (incorporated by reference to Exhibit h(48) to Post-Effective Amendment No. 46 to the Registrant’s Registration Statement on Form N-1A, filed on April 13, 2017).

(50)	Thirteenth Amendment to Committed Line of Credit Agreement dated November 3, 2017 (incorporated by reference to Exhibit h(49) to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement on Form N-1A, filed on April 13, 2018).

(51)	Fourteenth Amendment to Committed Line of Credit Agreement dated March 9, 2018 (incorporated by reference to Exhibit h(50) to Post-Effective Amendment No. 48 to the Registrant’s Registration Statement on Form N-1A, filed on April 13, 2018).

(52)	Fifteenth Amendment to Committed Line of Credit Agreement dated March 8, 2019 (incorporated by reference to Exhibit h(52) to Post-Effective Amendment 50 to the Registrant’s Registration Statement on Form N-1A, filed on April 16, 2019).

(53)	Sixteenth Amendment to Committed Line of Credit Agreement dated March 6, 2020 (incorporated by reference to Exhibit h(58) to Post-Effective Amendment No. 95 to the Registration Statement on Form N-1A of Credit Suisse Opportunity Funds, filed on February 26, 2021 (Securities Act File No. 33-92982)).

(54)	Seventeenth Amendment to Committed Line of Credit Agreement dated March 5, 2021, (incorporated by reference to Exhibit h(54) to Post-Effective Amendment No. 57 to the Registrant’s Registration Statement on Form N-1A, file on April 15, 2021).

Exhibit No.	Description of Exhibit
i(l)	Opinion and Consent of Willkie Farr & Gallagher LLP, counsel to the Trust (incorporated by reference to Exhibit i(1) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on January 11, 2006).

(2)	Opinion and Consent of Sullivan & Worcester LLP, Massachusetts counsel to the Trust (incorporated by reference to Exhibit i(2) to Post-Effective Amendment No. 24 to Registrant’s Registration Statement on Form N-1A, filed on January 11, 2006).

(3)	Opinion and Consent of Morgan, Lewis & Bockius LLP, Massachusetts counsel to the Trust (incorporated by reference to Exhibit i(3) to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement on Form N-1A, filed on March 3, 2020).

j(1)	Consent of Independent Registered Public Accounting Firm, (incorporated by reference to Exhibit j(1) to Post-Effective Amendment No. 57 to the Registrant’s Registration Statement on Form N-1A, file on April 15, 2021).

(2)	Powers of Attorney, (incorporated by reference to Exhibit j(2) to Post-Effective Amendment No. 57 to the Registrant’s Registration Statement on Form N-1A, file on April 15, 2021).

(3)	Consent of former Independent Registered Public Accounting Firm, filed herewith.

k	Not applicable.

l	Purchase Agreement pertaining to the Commodity Return Strategy Portfolio dated January 31, 2006 (incorporated by reference to Exhibit l(7) to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2006).

m	Plan of Distribution pursuant to Rule 12b-1 pertaining to the Commodity Return Strategy Portfolio dated August 17, 2005 (incorporated by reference to Exhibit m to Post-Effective Amendment No. 26 to Registrant’s Registration Statement on Form N-1A, filed on April 25, 2006).

n	Rule 18f-3 Plan (incorporated by reference to Post-Effective Amendment No. 53 to the Registrant’s Registration Statement on Form N-1A, filed on March 3, 2020).

o	Not applicable.

p	Code of Ethics for Registrant, CSAM and CSSU dated May 19, 2020, (incorporated by reference to Exhibit p to Post-Effective Amendment No. 57 to the Registrant’s Registration Statement on Form N-1A, file on April 15, 2021).

Item 29.	Persons Controlled by or Under Common Control with Registrant

From time to time, Credit Suisse Asset Management, LLC (“CSAM”), may be deemed to control the Commodity Return Strategy Portfolio and other registered investment companies it advises through its beneficial ownership of more than 25% of the relevant fund’s shares on behalf of discretionary advisory clients. The Trust through the Commodity Return Strategy Portfolio, a portfolio of the Trust, wholly owns and controls the Credit Suisse Cayman Commodity Fund II Ltd. (“Subsidiary”), a company organized under the laws of the Cayman Islands. The Subsidiary’s financial statements are included, on a consolidated basis, in the Commodity Return Strategy Portfolio’s annual and semi-annual reports to shareholders.

Item 30.	Indemnification

Registrant, and officers and directors of CSAM and Registrant are covered by insurance policies indemnifying them for liability incurred in connection with the operation of Registrant. Discussion of this coverage is incorporated by reference to Item 27 of Part C of the Trust’s Registration Statement filed on March 17, 1995 (Securities Act File No. 33-58125).

Item 31.	Business and Other Connections of Investment Adviser

CSAM acts as investment adviser to each Portfolio of the Registrant. CSAM renders investment advice to a wide variety of individual and institutional clients. The list required by this Item 31 of officers and directors of CSAM, together with information as to their other business, profession, vocation or employment of a substantial nature during the past two years, is incorporated by reference to the Form ADV filed by CSAM (SEC File No. 801-37170).

Item 32.	Principal Underwriter

(a)    CSSU acts as distributor for Registrant, as well as for Credit Suisse Commodity Strategy Funds and Credit Suisse Opportunity Funds.

(b)    For information relating to each director, officer or partner of CSSU, reference is made to Form BD (SEC File No. SEC File No. 8-422) filed by CSSU under the Securities Exchange Act of 1934.

(c)    None.

Item 33.	Location of Accounts and Records

(1)	Credit Suisse Trust
Eleven Madison Avenue
New York, New York 10010
(Trust’s Declaration of Trust, by-laws and minute books)

(2)	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
(records relating to its functions as distributor)

(3)	Credit Suisse Asset Management, LLC
Eleven Madison Avenue
New York, New York 10010
(records relating to its functions as investment adviser and co-administrator)

(4)	State Street Bank and Trust Company
One Lincoln Street
Boston, Massachusetts 02111
(records relating to its functions as co-administrator and custodian)

(5)	DST Asset Manager Solutions, Inc.
430 S. 7th Street
STE 219916
Kansas City, MO 64105-1407
(records relating to its functions as shareholder servicing agent, transfer agent and dividend disbursing agent)

Item 34.	Management Services

Not applicable.

Item 35.	Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 6th of April 2022.

CREDIT SUISSE TRUST

By:	/s/ John G. Popp
John G. Popp
Trustee, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ John G. Popp	Trustee, Chief Executive Officer and President	April 6, 2022
John G. Popp

/s/ Omar Tariq	Chief Financial Officer and Treasurer	April 6, 2022
Omar Tariq

/s/ Steven N. Rappaport*	Chairman of the Board	April 6, 2022
Steven N. Rappaport

/s/Laura A. DeFelice*	Trustee	April 6, 2022
Laura A. DeFelice

/s/ Jeffrey E. Garten*	Trustee	April 6, 2022
Jeffrey E. Garten

/s/Mahendra R. Gupta*	Trustee	April 6, 2022
Mahendra R. Gupta

*By:	/s/ Karen Regan
Karen Regan, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
j(3)	Consent of former Independent Registered Public Accounting Firm.